Exhibit 10.16

BASE SALARIES FOR NAMED EXECUTIVE OFFICERS

OF

C&F FINANCIAL CORPORATION

The following are the base salaries (on an annual basis) in effect as of January 1, 2009 of the named executive officers of C&F Financial Corporation:

Larry G. Dillon Chairman, President and Chief Executive Officer	$248,000

Thomas F. Cherry Executive Vice President, Chief Financial Officer and Secretary	$200,000

Bryan E. McKernon President and Chief Executive Officer of C&F Mortgage Corporation	$195,000